Exhibit 21.1

List of Principal Subsidiaries and Variable Interest Entity o of the Company As of December 31, 2020

Name of Entity	Jurisdiction of Incorporation/Organization

FT Commercial Management Co., Ltd.	PRC
Chain Cloud Mall Logistics Center (Shaanxi) Co., Ltd.	PRC
Future Fintech (Hong Kong) Limited	Hong Kong
GlobalyKey Supply Chain Co., Limited. (changed name to Future Supply Chain Co., Ltd. on February 25, 2021)	PRC
DigiPay Fintech Ltd.	British Virgin Island
QR (HK) Limited	Hong Kong
DCON DigiPay Limited	Japan
Future Digital Tech (Xian) Co., Ltd.	PRC
GlobalKey Shared Mall Limited	Cayman Island
Chain Future Digital Tech (Beijing) Co., Ltd. (dissolved on March 18, 2021)	PRC
Chain Cloud Mall Network and Technology (Tianjin) Co., Limited (changed name to Cloud Chain Network And Technology (Tianjin) Co., Limited on March 4, 2021)	PRC
Chain Cloud Store e-Commerce (Tianjin) Co. Ltd. (changed name to Cloud Chain e-Commerce (Tianjin) Co. Ltd. on February 24, 2021)	PRC
Guangchengji (Shanghai) Industrial Co., Ltd. (changed name to Guangchengji (Guangdong) Industrial Co., Ltd. on January 12, 2021)	PRC
FT Commercial Group Ltd.	PRC
FT Commercial Management (Beijing) Co., Ltd. (dissolved on April 9, 2021)	PRC
Chain Cloud Mall E-commerce (Tianjin) Co., Ltd. *	PRC

*	Variable Interest Entity